Exhibit (a)(8)

DWS ALLOCATION SERIES

Certificate of Amendment of Declaration of Trust

The undersigned, being at least a majority of the duly elected and qualified Trustees of DWS Allocation Series, a Massachusetts business trust (the “Trust”), acting pursuant to the authority granted to the Board of Trustees in the Amended and Restated Declaration of Trust dated July 14, 2006 (the “Declaration of Trust”), do hereby amend Article I Section 1 of the Declaration of Trust, as follows:

The name of the Trust is hereby changed from “DWS Allocation Series” to “DWS Target Date Series” effective November 1, 2007.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ Henry P. Becton, Jr.	/s/ Dawn-Marie Driscoll
Henry P. Becton, Jr., Trustee	Dawn-Marie Driscoll, Trustee
/s/ Keith R. Fox	/s/ Kenneth C. Froewiss
Keith R. Fox, Trustee	Kenneth C. Froewiss, Trustee
/s/ Martin J. Gruber	/s/ Richard J. Herring
Martin J. Gruber, Trustee	Richard J. Herring, Trustee
/s/ Graham E. Jones	/s/ Rebecca W. Rimel
Graham E. Jones, Trustee	Rebecca W. Rimel, Trustee
/s/ Philip Saunders Jr.	/s/ Axel Schwarzer
Philip Saunders Jr., Trustee	Axel Schwarzer, Trustee
/s/ William N. Searcy, Jr.	/s/ Jean Gleason Stromberg
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee

Carl W. Vogt, Trustee

Dated as of October 19, 2007